Exhibit 10.5

SECOND AMENDMENT TO LOAN AGREEMENT

THIS SECOND AMENDMENT TO LOAN AGREEMENT (the “Amendment”) is executed the 23rd day of April, 2004, by and between AMCOMP INCORPORATED, a Delaware corporation (the “Borrower”), and AMSOUTH BANK (the “Bank”).

W I T N E S S E T H:

WHEREAS, the Borrower and the Bank entered into that certain Loan Agreement dated as of October 12, 2000 (the “Loan Agreement”) (all capitalized terms used herein but not defined shall have the meanings given such terms in the Loan Agreement as amended), pursuant to which the Bank agreed to make the Term Loan to the Borrower in the original principal amount of $11,250,000 (the “Original Loan”) and subsequently the Borrower and Bank entered into that certain First Amendment to Loan Agreement dated as of April 25, 2003;

WHEREAS, the Borrower has requested certain additional amendments to the Loan Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower and the Bank hereby agree as follows:

1.  The following sentence is added to the definition of “Change of Control” contained in Section 1.01:

Provided however the events described in subparagraph (i) and (iii) will not be considered a Change of Control subsequent to Borrower completing a public offering raising not less than twenty five million dollars ($25,000,000.00).

2.  The definition of Debt Service Coverage Ratio contained in Section 1.01 is hereby deleted and is replaced with the following in its entirety:

“Debt Service Coverage Ratio” means, as of the last day of any fiscal year of the Borrower, the ratio of (a) (i) Service Fees from Operating Subsidiaries for such fiscal year, plus (ii) interest received by the Borrower on the Surplus Notes, plus (iii) Dividends Available Without Regulatory Approval during such fiscal year, plus (iv) Dividends Available With Regulatory Approval during such fiscal year, plus (v) amounts in the Payment Reserve Account, plus (vi) depreciation expense, plus (vii) Tax Sharing Revenue, minus (viii) Expenses of the Borrower and the Non-Insurance Subsidiaries for such fiscal year, minus (ix) dividends paid, to (b) (i) scheduled interest payments for such fiscal year, plus (ii) scheduled principal payments for such fiscal year.

3.  Section 6.01 (a) (iii) is deleted and the following substituted in its place as Section 6.01 (a) (iii):

(iii)          As soon as available, and in any event within 90 days of the close of each fiscal year end of the Borrower and its Subsidiaries, copies of annual budgets and projections for the following fiscal period.

4.  Section 6.06 is deleted and the following substituted in its place as Section 6.06:

Section 6.06.  Insurance/Reinsurance.  Should the Borrower elect to enter into Reinsurance Agreements and unless otherwise agreed to in writing by the Bank, the Borrower will cause each of its Insurance Subsidiaries to enter into Reinsurance Agreements, in accordance with normal industry practice, that are with reinsurers rated “A-” or better by A.M. Best & Company, Inc. at the time of entering into such Reinsurance Agreements.  In addition, unless otherwise agreed to in writing by the Bank, the Borrower shall not allow its Insurance Subsidiaries to renew or extend Reinsurance Agreements with any reinsurer whose rating has been down-graded below “A-” by A.M. Best & Company, Inc.

5.  Section 6.11(b) is hereby deleted and the following substituted in its place as Section 6.11(b):

(b)  Net Written Premiums to Statutory Surplus Ratio.  The Borrower shall cause the ratio of Net Written Premiums to policyholder’s surplus for all Insurance Subsidiaries, on an Additive Basis, as of the last day of each fiscal year of its Insurance Subsidiaries, to be no greater than 3.0:1.0.

6.  Section 6.11(c) titled Loss Ratio is hereby deleted in its entirety and is intentionally left blank.

7.  Section 6.11(d) is hereby deleted and the following substituted in its place as Section 6.11(d):

(d)  Combined Ratio.  The ratio of Net Losses plus Insurance Operating Expenses to Net Premiums Written for all Insurance Subsidiaries, as of the last day of each fiscal year, on an Additive Basis, shall not exceed 106% for any one year or 100% for any two consecutive years based on the Annual Statements filed with the FOIR.

8.  The last sentence of Section 6.15 requiring the Payment Reserve Account is deleted.

9.  Section 7.01 is hereby modified by adding the following subsection as follows:

(h)                                 and that certain debt on the balance sheet of AmComp Preferred Insurance Company in the aggregate principal amount of up to $20,000,000 pertaining to the sale of Notes to Dekania CDO II, L.P.

10.  Sections 7.04(d) and 7.05 are hereby modified by adding the following sentence as follows:

Provided, however, the Bank will allow the Borrower to substitute certain Investments in an amount of up to $5,000,000 that are currently not Permitted Investments so long as such substituted Investments are industry related and so long as investing in such substituted Investments will not cause an Event of Default under any of the financial covenants contained in the Agreement.

11.  Section 7.06 is hereby deleted and the following substituted in its place as Section 7.06:

Section 7.06.  Restricted Payments.  Borrower will not nor will it permit any of its Subsidiaries to directly or indirectly make any Restricted Payments which would cause Borrower to be in default of the Financial Covenants and with the Debt Service Coverage Ratio contained in Section 6.11 (a) measured as of the last day of the month preceding the month in which the Restricted Payments were made and with the amount of the proposed Restricted Payments being subtracted from the numerator in calculating such Debt Service Coverage Ratio.

12.  Section 8.01 is amended to increase the amounts set forth in subsection (h) and (i) from $500,000.00 to $1,500,000.00.

13.  Except as expressly set forth herein, all terms of the Loan Agreement as amended shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower to the Bank.

14.  The Borrower hereby restates, ratifies and reaffirms each and every term, representation, covenant, and condition set forth in the Loan Agreement, as amended hereby, effective as of the date hereof.

15.  The Borrower agrees to take such further actions as the Bank reasonably may request in connection herewith to evidence the amendments to the Loan Agreement herein contained.

16.  This Amendment may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

17.  This Amendment shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Florida.

IN WITNESS WHEREOF, the Borrower and the Bank have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

AMCOMP INCORPORATED,
as Borrower

By:	/s/ Frederick R. Lowe
Frederick R. Lowe,
Chief Executive Officer

AMSOUTH BANK, as Bank

By:	/s/ Anthony Stiffler
Anthony Stiffler,
Senior Vice President